Exhibit 10.5
ESCROW AGREEMENT
UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, MO 64106

Re:	Cole Office & Industrial REIT (CCIT III), Inc.
Ladies and Gentlemen:
COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC., a Maryland corporation (the “Company”), will issue in a public offering (the “Offering”) shares of its common stock, including Class A common stock and Class T common stock (collectively, the “Stock”) pursuant to a registration statement on Form S-11 filed by the Company with the Securities and Exchange Commission. Cole Capital Corporation, an Arizona corporation (the “Dealer Manager”), will act as dealer manager for the offering of the Stock. The Company is entering into this agreement to set forth the terms on which UMB BANK, N.A. (the “Escrow Agent”), will, except as otherwise provided herein, hold and disburse the proceeds from subscriptions for the purchase of the Stock in the Offering until such time as: (i) the Company has received subscriptions for at least $2,500,000 in shares of Stock in the Offering (the “Required Capital”); (ii) in the case of subscriptions received from residents of Washington (“Washington Subscribers”), the Company has received total subscriptions for Stock resulting in total minimum capital raised of $20,000,000 (the “Washington Required Capital”); and (iii) in the case of subscriptions received from residents of Pennsylvania (“Pennsylvania Subscribers”), the Company has received total subscriptions for Stock resulting in total minimum capital raised of $125,000,000 (the “Pennsylvania Required Capital”).
The Company hereby appoints UMB Bank, N.A. as Escrow Agent for purposes of holding the proceeds from the subscriptions for the Stock, on the terms and conditions hereinafter set forth:
1.     Until such time as the Company has received subscriptions for Stock resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account (as defined below) in accordance with paragraph 3(a) hereof, persons subscribing to purchase the Stock (the “Subscribers”) will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks, drafts, wires, Automated Clearing House (ACH) or money orders (hereinafter “instruments of payment”) payable to the order of “UMB Bank, N.A., Escrow Agent for Cole Office & Industrial REIT (CCIT III), Inc.” or a recognizable contraction or abbreviation thereof, including but not limited to, “UMB Bank, N.A., f/b/o CCIT III” or, in the event that the purchase is made using a subscription agreement covering the Stock and the stock of one or more other Cole REITs, “UMB Bank, N.A., Agent for Cole REIT” or a recognizable contraction or abbreviation thereof. After subscriptions are received resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account in accordance with paragraph 3(a) hereof, subscriptions shall continue to be so submitted unless otherwise instructed by the Dealer Manager. Any checks, drafts or money orders received made payable to a party other than the Escrow Agent (or after the Required Capital is received, made payable by a Subscriber other than a Pennsylvania Subscriber or a Washington Subscriber to a party other than the party designated by the Dealer Manager) shall be returned promptly to the soliciting dealer who submitted the check, draft or money order. Where, pursuant to a soliciting dealer’s internal supervisory procedures, final and internal supervisory review is conducted by the soliciting dealer at the same location at which subscription documents and instruments of payment are received from Subscribers, by the end of the next business day after receipt of a subscription agreement and instrument of payment for the Offering, the Dealer Manager, the Company or their respective agents will (a) send to the Escrow Agent each Subscriber’s name, address, number of shares purchased, and purchase price remitted, and (b) transmit the instrument of payment for deposit with the Escrow Agent, and the Escrow Agent will deposit the instrument of payment into an interest-bearing deposit account entitled “Escrow Account for the Benefit of Subscribers for Common Stock of Cole Office & Industrial REIT (CCIT III), Inc.” (the “Escrow Account”), which deposit shall occur within one (1) business day after the Escrow Agent’s receipt of the instrument of payment, until such Escrow Account has closed pursuant to paragraph 3(a) hereof. Notwithstanding the foregoing, where, pursuant to a soliciting dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location than that at which subscription documents and instruments of payment are received from Subscribers, by the end of the next business day after receipt by the soliciting dealer of a subscription agreement and instrument of payment for the Offering, such subscription document and instrument of payment will be transmitted by the soliciting dealer to the office of the soliciting dealer conducting such final internal supervisory review (the “Final Review Office”). By the end of the next business day following receipt by the Final Review Office of the subscription agreement and instrument of payment, if the subscription is suitable and the paperwork is in good order, the Final Review Office will (x) send the subscription documents to the Dealer Manager, and the Dealer Manager, the Company or their respective agents will send to the Escrow Agent each Subscriber’s name, address, number of shares purchased, and purchase price remitted, and (y) transmit the instrument of payment from such Subscribers for deposit with the Escrow Agent in accordance with the deposit procedures set forth above. The Escrow Agent agrees to maintain the funds contributed by the Pennsylvania Subscribers and the Washington Subscribers in a manner in which they each may be separately accounted for on the records of Escrow Agent so that the requirements of Section 3 of this Agreement can be met. The Escrow Account will be established and maintained in such a way as to permit the interest income calculations described in paragraph 7. The Company shall, and shall cause its agents to, cooperate with the Escrow Agent in separately accounting for Pennsylvania and Washington subscription proceeds in the Escrow Account, and the Escrow Agent shall be entitled to rely upon information provided by the Company or its agents in this regard.
2.     The Escrow Agent agrees to promptly process for collection the instruments of payment upon deposit into the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with paragraph 3 hereof. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Escrow Agent, the Company, the Dealer Manager, any soliciting dealer or any of their respective affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Required Capital or, in connection with subscriptions from Pennsylvania Subscribers or Washington Subscribers, the Pennsylvania Required Capital or the Washington Required Capital, respectively, the Escrow Agent shall promptly notify the Dealer Manager and the Company in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account in the amount of such returned payment as well as any interest earned on the amount of such payment.
3.     (a)     (i) Subject to the provisions of subparagraphs 3(b)-3(g) below, once the collected funds in the Escrow Account, less any funds received from Pennsylvania Subscribers and the Washington Subscribers, are an amount equal to or greater than the Required Capital, the Escrow Agent shall promptly notify the Company and, upon receiving written instruction from the Company, (A) promptly disburse to the Company, by check, ACH or wire transfer, the funds in the Escrow Account representing the gross purchase price for the Stock less any funds received from Pennsylvania Subscribers and the Washington Subscribers, and (B) within five business days after the first business day of the succeeding month, disburse to the Company any interest thereon pursuant to the provisions of subparagraph 3(g). After such time the Escrow Account shall remain open and the Company shall continue to cause subscriptions for the

Stock to be deposited therein until the Company informs the Escrow Agent in writing to cease depositing subscriptions received from Subscribers other than Pennsylvania Subscribers and Washington Subscribers, and thereafter any subscription documents and instruments of payment received by the Escrow Agent from Subscribers other than Pennsylvania Subscribers and Washington Subscribers shall be forwarded directly to the Company. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash or cash equivalent. After the satisfaction of the aforementioned provisions of this paragraph 3(a)(i), in the event the Company receives subscriptions made payable to the Escrow Agent (other than subscriptions from Pennsylvania Subscribers and Washington Subscribers), such subscription proceeds may continue to be received in this account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this paragraph 3(a)(i), such proceeds are not subject to this Escrow Agreement and at the instruction of the Company to the Escrow Agent shall be transferred from the Escrow Account or deposited directly into, as the case may be, a commercial deposit account in the name of the Company (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company. The Company hereby covenants and agrees that it shall do all things necessary in order to establish the Deposit Account, which, if established with the Escrow Agent, shall be subject to the Escrow Agent’s usual account guidelines and regulations, prior to its use. No provisions of this Escrow Agreement shall apply to the Deposit Account.
(ii) regardless of any release of funds from the Escrow Account from Subscribers other than Washington Subscribers and Pennsylvania Subscribers, the Company, the Dealer Manager and soliciting dealers shall continue to forward instruments of payment received from Washington Subscribers for deposit into the Escrow Account to the Escrow Agent until such time as the Company notifies the Escrow Agent in writing that (1) total subscription proceeds (including the amount then in the Escrow Account from Washington Subscribers, but less any funds received from Pennsylvania Subscribers) equal or exceed the Washington Required Capital or (2) total subscription proceeds (including the amount then in the Escrow Account from Washington Subscribers and Pennsylvania Subscribers) equal or exceed the Pennsylvania Required Capital. Promptly after receipt by the Escrow Agent of either such notice, the Escrow Agent shall (A) disburse to the Company, by check, ACH or wire transfer, the funds then in the Escrow Account representing the gross purchase price for the Stock from Washington Subscribers, and (B) within five business days after the first business day of the succeeding month, disburse to the Company any interest thereon pursuant to the provisions of subparagraph 3(g). Following such disbursements, any instruments of payment received by the Escrow Agent from Washington Subscribers shall not be subject to this Escrow Agreement and shall be deposited directly into the Deposit Account, as instructed in writing by the Company pursuant to subparagraph 3(a)(i) above.
(iii) regardless of any release of funds from the Escrow Account from Subscribers other than Pennsylvania Subscribers, the Company, the Dealer Manager and soliciting dealers shall continue to forward instruments of payment received from Pennsylvania Subscribers for deposit into the Escrow Account to the Escrow Agent until such time as the Company notifies the Escrow Agent in writing that total subscription proceeds (including the amount then in the Escrow Account from Washington Subscribers and Pennsylvania Subscribers) equal or exceed the Pennsylvania Required Capital. Promptly after receipt by the Escrow Agent of such notice, the Escrow Agent shall (A) disburse to the Company, by check, ACH or wire transfer, the funds then in the Escrow Account representing the gross purchase price for the Stock from Pennsylvania Subscribers, and (B) within five business days after the first business day of the succeeding month, disburse to the Company any interest thereon pursuant to the provisions of subparagraph 3(g). Following such disbursements, the Escrow Agent shall close the Escrow Account, and thereafter any instruments of payment received by the Escrow Agent from Pennsylvania Subscribers shall not be subject to this Escrow Agreement and shall be deposited directly into the Deposit Account, as instructed in writing by the Company pursuant to subparagraph 3(a)(i) above.
(b)     Within four business days of the close of business on the date that is one year following the effective date of the Offering (the Company will notify the Escrow Agent of the effective date of the Offering) (the “Expiration Date”), the Escrow Agent shall promptly notify the Company if it is not in receipt of evidence of deposits for the purchase of Stock providing for aggregate offering proceeds that equal or exceed the Required Capital. Within ten days following the date of such notice, the Escrow Agent shall promptly return directly to each Subscriber the collected funds deposited in the Escrow Account on behalf of such Subscriber (unless earlier disbursed in accordance with paragraph 3(c)), or shall return the instruments of payment delivered, but not yet processed for collection prior to such time, in either case, together with interest income (which interest shall be paid within five business days after the first business day of the succeeding month) in the amounts calculated pursuant to paragraph 7 for each Subscriber at the address provided by the Dealer Manager or the Company or their respective agents to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon. Notwithstanding the above, in the event the Escrow Agent has not received an executed IRS Form W-9 at such time for each Subscriber, the Escrow Agent shall remit an amount to the Subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any interest income on subscription proceeds (determined in accordance with paragraph 7) attributable to each Subscriber for whom the Escrow Agent does not possess an executed IRS Form W-9. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments.
(c)     Notwithstanding subparagraphs 3(a) and 3(b) above, if the Escrow Agent is not in receipt of evidence of subscriptions accepted on or before the close of business on such date that is 120 days after the effective date of the Offering (the “Initial Escrow Period”), and instruments of payment dated not later than that date, for the purchase of Stock providing for total purchase proceeds from all sources not affiliated with the Company that equal or exceed the Pennsylvania Required Capital, the Escrow Agent shall promptly notify the Company. Thereafter, the Company shall send to each Pennsylvania Subscriber by certified mail within ten (10) calendar days after the end of the Initial Escrow Period a notification in the form of Exhibit A attached hereto. If, pursuant to such notification, a Pennsylvania Subscriber requests the return of his or her subscription funds within ten (10) calendar days after receipt of the notification (the “Request Period”), the Escrow Agent shall, within ten (10) calendar days after receipt of such request, refund directly to each Pennsylvania Subscriber the collected funds deposited in the Escrow Account on behalf of such Pennsylvania Subscriber or shall return the instruments of payment delivered, but not yet processed for collection prior to such time, to the address provided by the Dealer Manager or the Company or their respective agents to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, together with interest income (which interest shall be paid within five business days after the first business day of the succeeding month) in the amounts calculated pursuant to paragraph 7. Notwithstanding the above, if the Escrow Agent has not received an executed IRS Form W-9 for such Pennsylvania Subscriber, the Escrow Agent shall thereupon remit an amount to such Pennsylvania Subscriber in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any interest income earned on subscription proceeds (determined in accordance with paragraph 7) attributable to such Pennsylvania Subscriber. However, the Escrow Agent shall not be required to remit such payments until the Escrow Agent has collected funds represented by such payments.
(d)     The subscription funds of Pennsylvania Subscribers who do not request the return of their subscription funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and Escrow Agent shall follow the notification and payment procedure set forth in subparagraph 3(c) above with respect to the Initial Escrow Period for each Successive Escrow Period until the occurrence of the earliest of (i) the Expiration Date (if the Company has not received the Required Capital on or before the Expiration Date), (ii) the receipt and acceptance by the Company of subscriptions for the purchase of Stock with total purchase proceeds that equal or exceed the Pennsylvania Required Capital and the disbursement of the funds from Pennsylvania Subscribers from the Escrow Account on the terms specified herein, or (iii) all funds held in the Escrow Account from Pennsylvania Subscribers having been returned to the Pennsylvania Subscribers in accordance with the provisions hereof.
(e)     In the event that the Offering is terminated prior to the receipt of the Washington Required Capital, the Company shall notify the Escrow Agent of the termination of the Offering. Within ten days following the date of such notice, the Escrow Agent shall promptly return directly to each Washington Subscriber the collected funds deposited in the Escrow Account on behalf of such Washington Subscriber, or shall return the instruments of payment delivered, but not yet processed for collection prior to such time, in either case, together with interest income (which interest shall be paid within five business days after the first business day of the succeeding month) in the amounts calculated pursuant to paragraph 7 for each such Washington Subscriber at the address provided by the Dealer Manager or the Company or their respective agents to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon. Notwithstanding the above, in the event the Escrow Agent has not received an executed IRS Form W-9 at such time for any Washington Subscriber, the Escrow Agent shall remit an amount to such Washington Subscriber in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any interest income earned on subscription proceeds (determined in accordance with paragraph 7) attributable to such Washington Subscriber. However, the Escrow Agent shall not be required to remit such payments until the Escrow Agent has collected funds represented by such payments.
(f)     If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Company, promptly issue a refund to the rejected Subscriber at the address provided by the Dealer Manager or the Company or their respective agents, which the Escrow Agent shall be entitled to rely upon. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to the rejected Subscriber, at the address provided by the Dealer Manager or the Company or their respective agents, which the Escrow Agent shall be entitled to rely upon, after such funds have been collected. If the Escrow Agent has not yet submitted a rejected Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.
(g)     At any time after funds are disbursed upon the Company’s acceptance of subscriptions pursuant to subparagraph 3(a) above, on the fifth business day following the first business day of the next succeeding month following the date of such acceptance, the Escrow Agent shall promptly provide directly to the Company the amount of the interest payable to the Company. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected the funds represented by such payments.
In the event that instruments of payment are returned for nonpayment, the Escrow Agent is authorized to debit the Escrow Account in accordance with paragraph 2 hereof.

4.     The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company) which include, without limitation, if such amounts are not available to the Company at least daily pursuant to the “UMBDirect” program, the account balance in the Escrow Account, the account balance of the funds in the Escrow Account from Pennsylvania Subscribers, the account balance of the funds in the Escrow Account from Washington Subscribers, and the activity in the Escrow Account and, separately, the activity involving Pennsylvania Subscribers and Washington Subscribers since the last report. The Escrow Agent will provide access to its “UMBDirect” program to allow the Company to view account balances for the Escrow Account and the funds in the Escrow Account from Pennsylvania Subscribers and Washington Subscribers at any time.
5.     Prior to the disbursement of funds deposited in the Escrow Account in accordance with the provisions of paragraph 3 hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings and interest derived therefrom in the Escrow Account in the “Short-Term Investments” specified below at the written direction of the Company, unless the costs to the Company for the making of such investment are reasonably expected to exceed the anticipated interest earnings from such investment in which case the funds and interest thereon shall remain in the Escrow Account until the balance in the Escrow Account reaches the minimum amount necessary for the anticipated interest earnings from such investment to exceed the costs to the Company for the making of such investment, as determined by the Company based upon applicable interest rates. In the absence of written direction from the Company, the Escrow Agent shall invest and reinvest all funds in UMB Money Market Special, a UMB Bank interest-bearing money market account.
“Short-Term Investments” include obligations of, or obligations guaranteed by, the United States government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) which mature on or before the Expiration Date, unless such instrument cannot be readily sold or otherwise disposed of for cash by the Expiration Date without any dissipation of the offering proceeds invested. Without limiting the generality of the foregoing, Exhibit B hereto sets forth specific Short-Term Investments that shall be deemed permissible investments hereunder.
The following securities are not permissible investments:

(a)	money market funds;

(b)	corporate equity or debt securities;

(c)	repurchase agreements;

(d)	bankers’ acceptances;

(e)	commercial paper; and

(f)	municipal securities.
It is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties hereto. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder, except as otherwise provided in paragraph 9.

6.     The Escrow Agent is entitled to rely upon written instructions received from the Company or the Dealer Manager or their respective agents that the Escrow Agent reasonably believes are valid or genuine; provided that, if in the Escrow Agent’s opinion, any instructions from the Company or the Dealer Manager or their respective agents are unclear, the Escrow Agent may request clarification from the Company or the Dealer Manager or their respective agents, as applicable, prior to taking any action, and if such instructions continue to be unclear, the Escrow Agent may rely upon written instructions from the Company’s legal counsel in distributing or continuing to hold any funds. However, the Escrow Agent shall not be required to disburse any funds attributable to instruments of payment that have not been processed for collection, until such funds are collected and then shall disburse such funds in compliance with the disbursement instructions from the Company or the Dealer Manager or their respective agents.
7.     If (a) the Offering terminates prior to receipt of the Required Capital, the Pennsylvania Required Capital or the Washington Required Capital, or (b) one or more Pennsylvania Subscribers elects to have his or her subscription returned in accordance with paragraph 3, interest income earned in the Escrow Account on subscription proceeds deposited in the Escrow Account (the “Escrow Income”) shall be remitted to the applicable Subscribers at the addresses provided by the Dealer Manager or the Company or their respective agents to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, in accordance with paragraph 3 and without any deductions for escrow expenses. The Company shall reimburse the Escrow Agent for all escrow expenses. If the Escrow Agent remits interest income pursuant to this Agreement, the Escrow Agent shall be responsible for any necessary federal tax reporting associated with such income; provided, however, that the Escrow Agent shall not be responsible for any other tax reporting associated with this Agreement. The Escrow Agent shall remit all such Escrow Income in accordance with paragraph 3. If the Company chooses to leave the Escrow Account open to Subscribers other than Pennsylvania Subscribers and Washington Subscribers after receiving the Required Capital, then it shall make regular acceptances of such subscriptions therein, but no less frequently than monthly, and the Escrow Income from the last such acceptance shall be calculated and remitted to the Company pursuant to the provisions of paragraph 3(g).
8.     The Escrow Agent shall receive compensation from the Company as set forth in Exhibit C attached hereto, which such Exhibit C is hereby incorporated by reference.
9.     In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for damages, losses, or expenses arising from or related to the willful misconduct, breach of trust, or gross negligence of Escrow Agent. Accordingly, the Escrow Agent shall not incur any such liability with respect to any action taken or omitted (a) in good faith upon advice of the Escrow Agent’s counsel given with respect to any questions relating to the Escrow Agent duties and responsibilities under this Agreement, or (b) in reliance upon any instrument, including any written instrument or instruction provided for in this Agreement, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform to the provisions of this Agreement.
10.     The Company hereby agrees to indemnify and hold the Escrow Agent harmless against any and all unaffiliated third party losses, claims, damages, liabilities, and expenses, including reasonable attorneys’ fees and disbursements, that may be imposed on or incurred by the Escrow Agent in connection with acceptance of appointment as the Escrow Agent hereunder, or the performance of the duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except where such losses, claims, damages, liabilities, and expenses result from willful misconduct, breach of trust, or gross negligence of Escrow Agent.

11.     In the event of a dispute between the parties hereto sufficient in the Escrow Agent’s discretion to justify doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as deemed appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to the duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and shall have no liability to the Company or to any other person as a result of such action. Any such legal action may be brought in such court, as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.
12.     All communications and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service or when received via telecopy or other electronic transmission, in all cases addressed to the person for whom it is intended at such person’s address set forth below or to such other address as a party shall have designated by notice in writing (including by e-mail) to the other party in the manner provided by this paragraph:

(a)	if to the Company:
Cole Office & Industrial REIT (CCIT III), Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
Fax: (480) 449-7001
Attention: Secretary
Email: mkomenda@VEREIT.com

(b)	if to the Dealer Manager:
Cole Capital Corporation
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
Fax: (480) 449-7001
Attention: Secretary
Email: mkomenda@VEREIT.com

(c)	if to the Escrow Agent:
UMB Bank, N.A.
Corporate Trust & Escrow Services Department
M/S 1020409
1010 Grand Blvd., 4th Floor
Kansas City, MO 64106
Attention: Lara L. Stevens
Email: Lara.Stevens@umb.com
Each party hereto may, from time to time, change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other parties.
13.     This Agreement shall be governed by the laws of the State of Arizona as to both interpretation and performance without regard to the conflict of laws rules thereof.

14.     The provisions of this Agreement shall be binding upon the legal representatives, successors, and assigns of the parties hereto.
15.     The Company and the Dealer Manager hereby acknowledge that UMB Bank, N.A. is serving as Escrow Agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that, by serving as Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed, or passed upon the merits of the Stock or the Company, nor shall they use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Stock other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.
16.     This Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.
17.     Except as otherwise required for subscription funds received from Pennsylvania Subscribers or Washington Subscribers as provided herein, in the event that the Dealer Manager receives instruments of payment after the Required Capital has been received and the proceeds of the Escrow Account have been distributed to the Company, the Escrow Agent is hereby authorized to deposit such instruments of payment within one (1) business day to any deposit account as directed by the Company. The application of said funds into a deposit account or to forward such funds directly to the Company, in either case directed by the Company shall be a full acquittance to the Escrow Agent, who shall not be responsible for the application of said funds thereafter.
18.     The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreements or understanding between any other parties, whether or not the Escrow Agent has knowledge of any such agreements or understandings.
19.     Indemnification provisions set forth herein shall survive the termination of this Agreement.
20.     In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
21.     Unless otherwise provided in this Agreement, final termination of this Escrow Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Company or to Subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account pursuant to paragraph 3 hereof or (b) to a successor escrow agent upon written instructions from the Company.
22.     Neither the Escrow Agent, nor its agents, shall have responsibility for accepting, rejecting, or approving subscriptions. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Company shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.
23.     This Agreement shall not be modified, revoked, released, or terminated unless reduced to writing and signed by all parties hereto, subject to the following paragraph.

If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent or to modify this Agreement in any manner which the Escrow Agent shall deem undesirable, or at any other time, the Escrow Agent may resign by providing written notice to the Company and until (a) the acceptance by a successor escrow agent as shall be appointed by the Company; or (b) thirty (30) days after such written notice has been given, whichever occurs sooner, the Escrow Agent’s only remaining obligation shall be to perform its duties hereunder in accordance with the terms of the Agreement.
24.     The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Company. Such resignation shall be effective on the date specified in such notice, which shall be not less than thirty (30) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent.
25.     The Escrow Agent may be removed for cause by the Company by written notice to the Escrow Agent effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.
26.     The Company shall provide to Escrow Agent any documentation and information reasonably requested by the Escrow Agent for it to comply with the USA PATRIOT Act of 2001, as amended from time to time. Upon or before the execution of this Escrow Agreement, the Company and the Dealer Manager shall deliver to the Escrow Agent authorized signers’ lists in the form of Exhibit D and Exhibit D-1 to this Escrow Agreement.27. If any state securities administrator requires the Company to cause the Escrow Agent to notify such administrator when the Escrow Agent releases the funds in the Escrow Account to the Company, the Company shall notify the Escrow Agent of such requirement, and provide the Escrow Agent with the contact information for such administrator. The Escrow Agent agrees to notify such administrator in writing when the Escrow Agent releases the funds in the Escrow Account to the Company. The Escrow Agent agrees to permit state securities administrators to inspect the Escrow Agent’s records related to the Escrow Account at any reasonable time at the location where the records are located, and to copy any records that are inspected.
Agreed to as of the 22nd day of September, 2016.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.

By:	/s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer and Treasurer

COLE CAPITAL CORPORATION

By:	/s/ William C. Miller
Name: William C. Miller
Title: President

The terms and conditions contained above are hereby accepted and agreed to by:

UMB Bank, N.A. as Escrow Agent

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President

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